Exhibit (10) (d)

MATERIAL NOTED WITH [* *] IS CONFIDENTIAL AND HAS BEEN OMITTED, PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT, AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

AGREEMENT

BY AND BETWEEN

WEST PHARMACEUTICAL SERVICES, INC.

AND

THE GOODYEAR TIRE & RUBBER COMPANY

Agreement made and entered into in Akron, Ohio, as of the date written below as to each of the parties, effective as of January 1, 2005, by and between THE GOODYEAR TIRE & RUBBER COMPANY, an Ohio corporation with offices in Akron, Ohio (hereinafter called “SELLER”) and WEST PHARMACEUTICAL SERVICES, INC., a Pennsylvania Corporation with offices in Lionville, Pennsylvania, (hereinafter called “BUYER”) whereby SELLER agrees to supply and BUYER agrees to purchase synthetic rubber under the following terms and conditions:

1.	PRODUCTS:

Natsyn® [ * * ] synthetic polyisoprene rubber

Natsyn® [ * * ] synthetic polyisoprene rubber

Natsyn® [ * * ] synthetic polyisoprene rubber

Natsyn® [ * * ] synthetic polyisoprene rubber

(the foregoing items shall collectively be referred to as the “Natsyn Products”)

Plioflex® [ * * ] emulsion styrene-butadiene rubber

(the foregoing item shall be referred to as the “Plioflex Product”)

The Natsyn Products and the Plioflex Product shall collectively be referred to as the “Products”. Each of the Products is described more thoroughly in Exhibit “A”, attached hereto (the “Specifications”). Notwithstanding the foregoing, BUYER’s sole remedy for any failure of the Products to meet the Specifications shall be covered by the Indemnification Agreement executed of even date herewith between SELLER and BUYER.

2.	QUANTITY:

SELLER agrees to supply and BUYER agrees to purchase from SELLER a majority of BUYER’S total worldwide requirement for Natsyn Products each year this Agreement remains in effect. The parties agree that the maximum amount of Products to be supplied and purchased in any one calendar year of the Term, unless otherwise agreed to in writing by the parties, shall be as follows: [ * * ] lbs. with respect to Natsyn Products and [ * * ] lbs. with respect to Plioflex Products. The parties may mutually agree in writing to increase the foregoing maximums, based upon demand and production capacity. BUYER agrees to purchase Products in approximately equal quantities evenly spaced throughout each of the calendar years in which this Agreement is in effect. BUYER shall provide SELLER with a forecast for BUYER’s anticipated demand for the Products for the ensuing year. BUYER shall be obligated to purchase at least 90% of the forecast during the calendar year. Both parties agree to notify the other party of any short-term disruptions in either supply or demand. SELLER shall continue to manufacture [ * * ] during the term of this Agreement, provided BUYER’s orders for same are in quantities of at least [ * * ] pounds.

3.	BASE PRICE:

The prices for the Products sold to BUYER during the Term are as follows, subject to adjustment pursuant to Section 4, below:

Natsyn® [ * * ] synthetic polyisoprene rubber	[ * * ] /lb
Natsyn® [ * * ] synthetic polyisoprene rubber	[ * * ] /lb
Natsyn® [ * * ] synthetic polyisoprene rubber	[ * * ] /lb
Natsyn® [ * * ] synthetic polyisoprene rubber	[ * * ] /lb
Plioflex® [ * * ] emulsion styrene-butadiene rubber	[ * * ] /lb

In the event that West qualifies Natsyn® [ * * ], the price for Natsyn® [ * * ] shall be reduced to [ * * ] /lb.

Notwithstanding anything to the contrary in this Agreement, if, at any time during the Term, SELLER offers to sell any or all of the Products to a competitor of BUYER at a price, adjusted for freight, which is more favorable than is provided herein, then SELLER will offer the same price to BUYER for the remainder of the Term; provided, that the foregoing shall not apply to written agreements in force as of the date of this Agreement.

4.	COST OF ENERGY AND RAW MATERIAL SURCHARGE:

The price of all Products will be subject to [ * * ] adjustments based on the cost of energy calculated on the first business day of the [ * * ] , beginning in January of 2005, as follows:

The price of all Products during a [ * * ] will be increased by [ * * ] for every [ * * ] the cost of [ * * ] increases over the benchmark of level of [ * * ]. On the first day of [* * ], the current cost for [ * * ] will be assessed based on the [ * * ] price for the prior [ * * ] months. The “last day settle” is the third to last business day of the month. For example, on the first business day in January 2005, the [ * * ] will be added together and then divided by [ * * ]. If the total is more than [ * * ] over [ * * ] than a [ * * ] surcharge per pound of Product will be added for each [ * * ] increment.

The following chart is provided for illustrative purposes and is not intended to suggest a limitation on the price of [ * * ] or the surcharge:

Price of [ * * ] per [ * * ]	Surcharge per Product Pound

[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]

The price of Natsyn Products will be subject to [ * * ] adjustments for increased raw material costs on the first business day of each [ * * ], beginning in January of 2005, as follows:

The price of Natsyn Products will be increased by [ * * ] for every [ * * ] the cost of [ * * ] , based on the [ * * ] price, exceeds the Benchmark Cost of [ * * ] . The current price of [ * * ] shall be determined each [ * * ] by using the trailing [ * * ] -month average [ * * ] price. The parties hereto agree that the Benchmark Cost of [* * ] is [ * * ].

The following chart is provided for illustrative purposes and is not intended to suggest a limitation on the price of gasoline or the surcharge:

Price of [ * * ]	Surcharge per Product Pound

[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]

5.	TERM:

The term of this Agreement shall begin on January 1, 2005 and continue until December 31, 2015. Either party may unilaterally terminate this Agreement at any time by giving the other party not less than thirty-six (36) months advance written notice of termination.

6.	LEAD TIME:

BUYER shall furnish SELLER with an annual forecast indicating the monthly amount of Products required a minimum of one hundred and twenty (120) days prior to the beginning of the next calendar year. Such annual forecast shall include (i) the required amounts of Natsyn® [ * * ] and Natsyn® [ * * ] (“Campaigned Products”) to be manufactured and supplied by SELLER to BUYER during the next calendar year and the requested delivery dates and (ii) an estimate of all other Products required to be manufactured and supplied by SELLER to BUYER during the next calendar year. SELLER will advise BUYER of scheduled production dates for Products, including the Campaigned Products, and BUYER will furnish quarterly requirements to SELLER a minimum of thirty (30) days in advance of said production. For any Products which are not Campaign Products, BUYER may order such Products by providing SELLER at least thirty (30) days notice prior to delivery.

Abrupt changes in BUYER’S requirements will be communicated to SELLER as soon as possible; provided, however, except as expressly allowed under this Agreement, or as consented to by SELLER, abrupt changes shall not relieve BUYER from its obligations hereunder.

7.	ORDERS:

All orders for Campaigned Products will be placed by BUYER’S corporate offices for all of BUYER’S world-wide locations. [ * * ]. The terms of orders for all Products shall be F.O.B. SELLER’S plant (Beaumont, Texas for the Natsyn Products or Houston, Texas for the Plioflex Product), freight collect. Risk of loss and title to the Products shall pass from SELLER to BUYER upon delivery of the Products to the carrier at SELLER’S plant.

8.	PLANNING:

During August of each year of the term of this Agreement the parties will discuss the status of these arrangements regarding the pending year as well as initial estimations for the coming year reviewing such issues as transportation, quantities, costs and on-going communications. These discussions will not affect the terms of this Agreement unless modified by a mutually executed amendment pursuant to section 15 herein.

9.	PAYMENT AND TERMS:

SELLER shall deliver monthly invoices to BUYER for purchases of Products during the previous month. Prices due and payable on all billings shall be those in effect on the date of shipment of the Products. Payment shall be Net 30 days from BUYER’s receipt of the corresponding invoice, to be paid by check to SELLER or electronic funds transfer to an account(s) designated by SELLER or by other mutual agreement.

Should BUYER fail to make payments when due or should SELLER deem itself insecure because of reasonable question as to BUYER’S financial responsibility, SELLER shall have the right to demand immediate payment or adequate assurance of financial responsibility and to suspend further shipments or decline to deliver except for cash pending satisfaction of the demand. Failure of BUYER to satisfy either of such demands within (30) days, shall constitute a material breach and SELLER shall be entitled to terminate this Agreement pursuant to Section 12, below.

10.	WAIVER OF WARRANTY AND INDEMNIFICATION:

BUYER acknowledges that, of even date herewith, BUYER is executing that certain Indemnification Agreement, a copy of the executed form of Indemnification Agreement is attached hereto as Exhibit “B” which provides indemnification rights to SELLER with respect to the Products. BUYER further acknowledges that SELLER would not execute this Agreement without BUYER executing the Indemnification Agreement. Except as expressly stated in the Indemnification Agreement, SELLER provides no warranties with respect to the Products, and except as expressly stated in the Indemnification Agreement, BUYER waives all warranties with respect to the Product.

11.	PATENTS:

SELLER shall not be liable for any infringement of patents or patent rights by virtue of the use by BUYER of any material sold pursuant to this Agreement. The election of the use to which the Product is put is solely that of the BUYER and on it solely rests the responsibility for the exercise of its judgment. SELLER warrants only, with respect to patents, that the Product supplied hereunder and its manufacture do not infringe on any patent enforceable in the United States, and SELLER shall indemnify and hold BUYER harmless to that extent, provided BUYER shall give SELLER prompt written notice of any claims made against BUYER of such infringement and permit SELLER to defend or at its discretion to settle such claim.

12.	DEFAULT:

If one party fails to perform any material obligation of this Agreement and with respect to such default, other than a failure to pay default, shall fail to correct and rectify any such default within thirty (30) days following the receipt of written notice thereof from the other party or if one party shall be adjudged a bankrupt or make an assignment for the benefit of creditors, the other party may cancel this Agreement by giving ninety (90) days prior written notice of cancellation.

13.	FORCE MAJEURE:

Neither party shall be liable or deemed in default for failure to perform nor delay in performance due to any reason beyond its control, including, but not limited to, acts of God; acts of nature; acts of government, terrorism, fire, flood, accidents, shortages or scarcity of material or fuel; or inability to obtain transportation, providing the party invoking this provision shall give the other party notice of inability to perform or deliver. For the purposes of this Agreement, labor disturbances shall be presumed to be beyond the control of the parties. Should SELLER’S production be curtailed due to occurrence of any of the causes outlined above, SELLER shall have the right, without liability therefore, to allocate its Products for its own use and among its customers in a fair and reasonable manner and on such basis as SELLER may in good faith determine.

14.	ASSIGNMENT:

Neither this Agreement, nor the rights hereunder shall be assignable by either party, by operation of law, or otherwise, without the prior written consent of the other party, except to a purchaser of substantially all of the assets of SELLER’S Chemical Division. In any case, such consent shall not be unreasonably withheld or delayed.

15.	SCOPE OF CONTRACT:

This Agreement and the Indemnification Agreement encompass the complete understanding between the parties on the subject matter hereof. If there is a conflict between the terms of this Agreement and the Indemnification Agreement, the terms of the Indemnification Agreement shall prevail. The terms and conditions of these agreements shall override those of orders, releases, and acknowledgements issued in performance hereunder, and it shall not be modified except by mutually executed written amendment. The failure of either party to assert any right or remedy provided herein, regardless of the incidence, shall not bar the assertion of such right or remedy thereafter.

16.	RULE OF LAW:

This Agreement shall be governed and construed under the laws of the State of Ohio without reference to conflicts of laws principles.

17.	SEVERABILITY:

If any provision of this Agreement is held to be unenforceable, such provision shall be interpreted by a court of law or equity, as the case may be, in such a way as to render the provision enforceable in a manner that most closely follows the parties’ original intent. If such provision cannot be so interpreted, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable. Nothing under this paragraph shall affect the remainder of the Agreement.

18.	COUNTERPARTS

This Agreement may be executed in multiple counterparts, either originally or by facsimile, each of which shall constitute an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, this Agreement is executed as of the date written below with respect to each party, effective as of the latest date written below.

THE GOODYEAR TIRE & RUBBER COMPANY

By: /s/ C. W. Clark

Name: C. W. Clark

Title: Senior Vice President

Date: May 26, 2005

WEST PHARMACEUTICAL SERVICES, INC

By: /s/ D. E. Morel, Jr.

Name: D. E. Morel Jr.

Title: Chairman, President & CEO

Date: 6/9/05